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                                                                 Exhibit (j)(1)

[Letterhead of Deloitte & Touche LLP]


             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 33 to the Registration Statement (No. 33-4296) on Form N-1A of our report dated August 9, 2004, relating to the financial statements and financial highlights which appear in the June 30, 2004, Annual Report to Shareholders of each of the State Street Research Large-Cap Value Fund, State Street Research Mid-Cap Value Fund and State Street Research Global Resources Fund (each a series of State Street Research Equity Trust). We also consent to the reference to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 13, 2004